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                                                                EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                        MOTORS AND GEARS HOLDINGS, INC.


     The undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "GCL"), DOES HEREBY CERTIFY as follows:

     1. The Certificate of Incorporation of Motors and Gears Holdings, Inc. (the "Corporation") was filed in the Office of the Secretary of State of the State of Delaware on October 17, 1996.

     2. In the manner prescribed by Sections 242 and 245 of the GCL, resolutions were duly adopted by the Board of Directors and the stockholders of the Corporation, respectively, duly adopting this Amended and Restated Certificate of Incorporation and amending the Certificate of Incorporation of the Corporation as herein provided.

     3. The text of the Certificate of Incorporation, as amended and restated herein, shall read as follows:

                          *            *            *

     FIRST: The name of the Corporation is Motors and Gears Holdings, Inc. (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "GCL").

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     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty Four Thousand Two Hundred Fifty, (24,250) shares, consisting of:

          (i) Twenty Thousand (20,000) shares of Common Stock, par value $0.01 per share (the "Common Stock");

          (ii) Two Thousand Seven Hundred Fifty (2,750) shares of Senior Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"); and

          (iii) One Thousand Five Hundred (1,500) shares of Cumulative Non-Voting Preferred Stock, par value $1.00 per share (the "Non-Voting Preferred Stock") (the Preferred Stock and the Non-Voting Preferred Stock are collectively referred to as the "Preferred Shares").

     A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Shares is as follows:

     I.   Common Stock.

          (a) General. The Common Stock shall be subject to the terms of the Preferred Shares. Each share of Common Stock shall be equal to each other share of Common Stock.

          (b) Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation and after payment in full of the Liquidation Value (as hereinafter defined) of the Preferred Shares, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

          (c) Voting Rights. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote, together with the Preferred Stock, voting together as a single class, on the election of directors and on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him.

     II.  Preferred Stock.

          (a) Dividends. Subject to paragraphs (c), (e) and (f) below, and commencing upon the earlier to occur of the Mandatory Redemption Date or the Early Redemption Date (as hereinafter defined) if, at such Date, the Preferred Stock is not redeemed in full in accordance with paragraph (c) below, whether or not due to any default or event of

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     default under any Financing Obligations (as hereinafter defined), the holders of Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and pay (or accrue and add to the then Liquidation Value of each share of Preferred Stock, as provided below), annual dividends of 10% of the Liquidation Value of each share of Preferred Stock, payable in quarterly dividends equal to 2.5% of such Liquidation Value on March 31, June 30, September 30 and December 31 of each year ("Dividend Payment Date"), commencing on the Dividend Payment Date next following such Mandatory Redemption Date or the Early Redemption Date, provided that if dividends are due and payable for a period of less than a full quarter, the dividend payable for such period shall be prorated based upon the actual number of days in such period. Dividends on the Preferred Stock shall be cumulative and payable, whether or not declared, from and after the foregoing commencement of such preferred dividends. Dividends, if declared by the Board of Directors on Preferred Stock, shall be paid only in cash. Any preferred dividends in respect of the Preferred Stock accrued prior to the date hereof are hereby canceled and nullified.

          (b) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Preferred Stock shall be entitled, after any distribution or payment is made upon the Non-Voting Preferred Stock and before any distribution or payment is made upon any shares of Common Stock or any other class of stock of the Corporation, to be paid an amount equal to the sum of the Liquidation Value plus any accrued and unpaid dividends thereon since the last Dividend Payment Date (such sum being herein called the "Preferred Stock Liquidation Payment"), and the holders of Preferred Stock shall not be entitled to any further distribution or payment. If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed to the holders of the Preferred Stock shall be distributed ratably among the holders of the Preferred Stock in proportion to the Preferred Stock Liquidation Payment due under this paragraph (b) to each such holder. Upon any such liquidation, dissolution or winding-up of the Corporation, but only after each holder of the Preferred Stock shall have been paid in full the Preferred Stock Liquidation Payment to which such holder is entitled, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock. Written notice of such liquidation, dissolution or winding-up, stating a payment date, the amount of the Preferred Stock Liquidation Payment and the place where the amounts distributed shall be payable, shall be given by mail, postage prepaid, not less than ten days prior to the payment date stated therein, to the holders of record of the Preferred Stock, such notice to be addressed to each stockholder at his or its post office address as shown by the records of the Corporation. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the

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     Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this paragraph (b).

          (c)  Redemption.

               1.  Redemption Price. Subject to paragraph (f) and subparagraph
          (c)(4), the Preferred Stock shall be redeemable as provided in this paragraph (c) by paying for each share in cash on the redemption date the sum of the then Liquidation Value thereof plus any accrued and unpaid dividends thereon since the last Dividend Payment Date through the redemption payment date (such sum being herein called the "Redemption Price"). Subject to subparagraph (c)(4) below, redemption payments shall be accrued but not paid if the payment thereof would result in a default or event of default under any agreement, instrument or commitment (a "Financing Obligation") of the Corporation, any subsidiary of the Corporation or Jordan Industries, Inc. (for so long as the Company is reported as a subsidiary of Jordan Industries, Inc. in connection with its financial statements) for borrowed money or any other extensions of credit, whether now existing or hereafter created, including but not limited to any default or event of default under the Credit Agreement (as hereinafter defined), the Senior Note Indenture (as hereinafter defined) or the Jordan Industries Indentures (as hereinafter defined) for so long as the Company is reported as a subsidiary of Jordan Industries, Inc. in connection with its financial statements).

               2. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Preferred Stock redeemed pursuant to this paragraph (c) or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired immediately on the acquisition thereof and shall not under any circumstances be reissued.

               3. Shares to be Redeemed. In case of a redemption of only a part of the outstanding shares of the Preferred Stock, there shall be so redeemed from each registered holder as nearly as practicable, that proportion of all of the shares of Preferred Stock to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Preferred Stock at the time outstanding.

               4.  Mandatory Redemptions.

                    (A) On March 31, 2002 (the "Mandatory Redemption Date"), the
               Corporation shall purchase and redeem all of the outstanding shares of Preferred Stock for their Redemption Price as of March 31, 2002, provided, however, that if the Corporation fails to pay the Redemption Price for all outstanding shares of Preferred Stock on the Mandatory Redemption Date because the payment thereof would result in a default or

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               event of default under any Financing Obligation, the Preferred
               Stock will thereafter be subject to preferred dividends pursuant to paragraph (a) and the Corporation shall have the obligation to make such payment in cash upon the earlier of (x) the date when such payment would no longer result in any default or event of default by any Financing Obligation and (y) March 31, 2008 (the "Final Redemption Date").

                    (B) On the closing of an Early Redemption Event (as
               hereinafter defined) ("Early Redemption Date"), the Corporation shall purchase and redeem all of the outstanding shares of Preferred Stock for their Early Redemption Price (as hereinafter defined) as of such closing; provided, however, that if the Corporation fails to pay the Early Redemption Price for all of the outstanding shares of Preferred stock upon an Early Redemption Event because the payment thereof would result in a default or event of default under any Financing Obligation, the Preferred Stock will thereafter be subject to preferred dividends pursuant to paragraph (a) and the Corporation shall have the obligation to make such payment upon the earlier of (x) the date when such payment would no longer result in any default or event of default under any Financing Obligation, or (y) the Final Redemption Date.

               5. Optional Redemptions. The Preferred Stock shall not be subject to optional redemption or repurchase by the Corporation.

          (d) Notice of Redemption. Notice of each redemption of Preferred Stock pursuant to paragraph (c), specifying the date and place of redemption and the number of shares which are to be redeemed, shall be mailed to each holder of record of shares to be redeemed at such holder's address as shown by the records of the Corporation not more than ninety nor less than thirty days prior to the date on which such redemption is to be made.

          (e) Dividends After Redemption Date. Notice of redemption having been so mailed or a redemption having occurred, and provision for payment of the Redemption Price or the Early Redemption Price, as applicable, for such shares on the specified redemption date having been made by the Corporation, then, unless default be made in the payment of the Redemption Price or the Early Redemption Price, as applicable, for such shares when and as due (i) the shares of Preferred Stock designated for redemption shall not be entitled to any dividends accruing after the redemption date specified, (ii) on such redemption date all rights of the respective holders of such shares, as shareholders of the Corporation by reason of the ownership of such shares, shall cease, except the right to receive the Redemption Price or the Early Redemption Price, as applicable, for such shares without interest upon presentation, and (iii) such shares shall not after such redemption date be deemed to be outstanding. In case less than all the shares represented

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     by any such certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

          (f) All Past Annual Dividends Must Be Declared Prior to Redemption. Except as set forth in this paragraph (f), the Corporation shall not purchase, or redeem shares of any Preferred Stock or pay or distribute dividends on the Preferred Stock, unless (i) the Non-Voting Preferred Stock has been previously or concurrently redeemed in full, and (ii) all dividends on all Preferred Stock for all past periods shall have been declared and paid (or accrued and added to the Liquidation Value of each share, as provided above). If applicable laws relating to the sources of funds for the payment of accrued and unpaid dividends on any shares of Preferred Stock would prohibit the payment in full on a Redemption Date or Early Redemption Date, as applicable, of the dividends for any shares of Preferred Stock required to be redeemed by paragraph (c), (i) notwithstanding any provision herein to the contrary, the aggregate Redemption Price or Early Redemption Price, as applicable, payable in respect of all shares of Preferred Stock to be redeemed shall be deemed reduced by the amount of accrued and unpaid dividends that the Corporation is prohibited by law from paying, (ii) shares of Preferred Stock to be redeemed on the applicable Redemption Date or Early Redemption Date, as applicable, shall otherwise be redeemed in accordance with the requirements of this paragraph (f), and (iii) the amount of such unpayable accrued and unpaid dividends shall be added in equal amounts per share to the accrued and unpaid dividends on the shares of Preferred Stock remaining outstanding in the hands of the holder thereof. If applicable laws would prohibit the payment in full on the Redemption Date or Early Redemption Price, as applicable, of the Redemption Price, or Early Redemption Date, as applicable, for the shares of Preferred Stock required to be redeemed pursuant to paragraph (c), (a) no such shares shall be redeemed, (b) the Corporation shall nevertheless, to the extent legally permissible, pay to the holders of such shares on the Final Redemption Date the highest permissible amount per share up to an amount equal to the Preferred Stock Liquidation Payment less $1.00, (c) the Redemption Price or Early Redemption Date, as applicable, and the Preferred Stock Liquidation Payment of each such share shall thereupon be reduced by the amount per share so paid pursuant to the immediately preceding clause (b), (d) the Corporation shall purchase and redeem all such shares on the soonest next date on which dividends are required to be paid pursuant to paragraph (a) and on which the Corporation is no longer prohibited by law from paying in full the Redemption Price for such shares, and (e) the obligation of the Corporation to pay dividends under paragraph (a) shall continue until all outstanding shares of Preferred Stock are redeemed in accordance with clause (c), except that dividends thereafter payable with respect to outstanding shares of Preferred Stock shall be reduced by the same percentage reduction as the percentage reduction in the Redemption Price or Early Redemption Date, as applicable, that takes place pursuant to this paragraph (f). In no event shall the Corporation purchase or redeem the last share of Preferred Stock held by any holder unless the Corporation shall have paid to the last holder of Preferred Stock all accrued and unpaid dividends on all shares of Preferred Stock held by such holder at any time.

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          (g) Voting Rights. In addition to the requirements of applicable law, the holders of the Preferred Stock shall be entitled to vote on the election of directors and on each matter which the stockholders of the Corporation shall be entitled to vote, voting together with the Common Stock as a single class, with each share of Preferred Stock being entitled to 34.286 votes for each share of Preferred Stock held by him, so that the Preferred stock is entitled to 82.5% of the outstanding votes of the Common Stock and Preferred Stock, voting together as a single class.

     III. Non-Voting Preferred Stock. The shares of Non-Voting Preferred Stock shall be subject to the following provisions:

          (a) Dividends. Subject to paragraphs (c) and (e) below, the holders of Non-Voting Preferred Stock shall be entitled to receive, and the Board of Directors shall declare and pay (or accrue and add to the Liquidation Value of each share, as provided below), annual dividends of 8% of $1,000 per share payable in quarterly dividends equal to 2.0% of $1,000 per share on March 31, June 30, September 30 and December 31 of each year ("Dividend Payment Date"), commencing on June 30, 1997, provided that if dividends are due and payable for a period of less than a full quarter, the dividend payable for such period shall be prorated based upon the actual number of days in such period. Dividends on the Non-Voting Preferred Stock shall be cumulative and payable, whether or not declared, from and after the date of issue of the Non-Voting Preferred Stock. Dividends, if declared by the Board of Directors on Non-Voting Preferred Stock, shall be paid only in cash.

          (b) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of each share of Non-Voting Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Corporation, including the Preferred Stock, to be paid an amount equal to the sum of the Liquidation Value plus any accrued and unpaid dividends thereon since the last Dividend Payment Date (such sum being herein called the "Non-Voting Preferred Stock Liquidation Payment"), and the holders of Non-Voting Preferred Stock shall not be entitled to any further distribution or payment. If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Non-Voting Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the Non-Voting Preferred Stock in proportion to the Non-Voting Preferred Stock Liquidation Payment due under this paragraph (b) to each such holder. Upon any such liquidation, dissolution or winding-up of the Corporation, but only after each holder of the Non-Voting Preferred Stock shall have been paid in full the Non-Voting Preferred Stock Liquidation Payment to which such holder is entitled, the remaining assets of the Corporation shall be

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     distributed to the holders of the Common Stock.  Written notice of such liquidation, dissolution or winding-up, stating a payment date, the amount of the Non-Voting Preferred Stock Liquidation Payment and the place where the amounts distributed shall be payable, shall be given by mail, postage prepaid, not less than ten days prior to the payment date stated therein, to the holders of record of the Non-Voting Preferred Stock, such notice to be addressed to each stockholder at his or its post office address as shown by the records of the Corporation. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this paragraph (b).

          (c)  Redemption.

               1. Non-Voting Redemption Price. Subject to paragraph (f), the Non-Voting Preferred Stock shall be redeemable as provided in this paragraph (c) by paying for each share in cash on the redemption date the sum of the then Liquidation Value thereof plus any accrued and unpaid dividends thereon since the last Dividend Payment Date through the redemption payment date, (such sum being herein called the "Non-Voting Preferred Redemption Price." Subject to subparagraph (c)(4) below, redemption payments shall be accrued but not paid if the payment thereof would result in a default or event of default under any Financing Obligation.

               2. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Non-Voting Preferred Stock redeemed pursuant to this paragraph (c) or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired immediately on the acquisition thereof and shall not under any circumstances be reissued.

               3. Shares to be Redeemed. In case of a redemption of only a part of the outstanding shares of the Non-Voting Preferred Stock, there shall be so redeemed from each registered holder as nearly as practicable, that proportion of all of the shares of Non-Voting Preferred Stock to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Non-Voting Preferred Stock at the time outstanding.

               4.  Mandatory Redemptions.

                    (A) On the Mandatory Redemption Date, the Corporation shall purchase and redeem all of the outstanding shares of Non-Voting Preferred Stock for their Non-Voting Preferred Redemption Price as of March 31, 2002, provided, however, that if the Corporation fails to pay the Non-Voting Preferred Redemption Price for all outstanding shares of Non-

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               Voting Preferred Stock on the Mandatory Redemption Date because the payment thereof would result in a default or event of default under any Financing Obligation, the Non-Voting Preferred Stock will be subject to preferred dividends pursuant to paragraph (a) and the Corporation shall have the obligation to make such payment in cash upon the earlier of (x) the date when such payment would no longer result in any default or event of default under any Financing Obligation and (y) the Final Redemption Date.

                    (B) On the Early Redemption Date, the Corporation shall
               purchase and redeem, at the Non-Voting Preferred Redemption Price, all of the outstanding shares of the Non-Voting Preferred Stock upon the closing of an Early Redemption Event provided, however, that if the Corporation fails to pay the Non-Preferred Redemption Price for all outstanding shares of Non-Voting Preferred Stock on the Early Redemption Date because the payment thereof would result in a default or event of default under any Financing Obligation, the Non-Voting Preferred Stock will be subject to preferred dividends pursuant to paragraph (a) and the Corporation shall have the obligation to make such payment in cash upon the earlier of (x) the date when such payment would no longer result in any default or event of default under any Financing Obligation and (y) the Final Redemption Date.

               5. Optional Redemptions. Subject to subparagraphs 1 and 3 above, the Corporation may purchase and redeem shares of Non-Voting Preferred Stock on any date provided that (i) all accrued and unpaid dividends shall be declared and paid (or accrued and added to the Liquidation Value of each share, as provided above), with respect to the shares of Non-Voting Preferred Stock to be redeemed for each full month since the immediately prior payment date up to the date of redemption, and (ii) any consent required for such redemption shall have been obtained.

          (d) Notice of Redemption. Notice of each redemption of Non-Voting Preferred Stock pursuant to paragraph (c), specifying the date and place of redemption and the number of shares which are to be redeemed, shall be mailed to each holder of record of shares to be redeemed at such holder's address as shown by the records of the Corporation not more than ninety nor less than thirty days prior to the date on which such redemption is to be made.

          (e) Dividends After Redemption Date. Notice of redemption having been so mailed or a Mandatory Redemption having occurred, and provision for payment of the Non-Voting Preferred Redemption Price for such shares on the specified redemption date having been made by the Corporation, then, unless default be made in the payment of the Non-Voting Preferred Redemption Price for such shares when and as due (i) the shares of

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     Non-Voting Preferred Stock designated for redemption shall not be entitled to any dividends accruing after the redemption date specified, (ii) on such redemption date all rights of the respective holders of such shares, as shareholders of the Corporation by reason of the ownership of such shares, shall cease, except the right to receive the Non-Voting Preferred Redemption Price for such shares without interest upon presentation, and
     (iii) such shares shall not after such redemption date be deemed to be outstanding. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

          (f) All Past Annual Dividends Must Be Declared Prior to Redemption. Except as set forth in this paragraph (f), the Corporation shall not purchase or redeem shares of any Non-Voting Preferred Stock at the time outstanding unless all dividends on all Non-Voting Preferred Stock for all past periods shall have been declared and paid (or accrued and added to the Liquidation Value of each share, as provided above). If applicable laws relating to the sources of funds for the payment of accrued and unpaid dividends on any shares of Non-Voting Preferred Stock would prohibit the payment in full on a Redemption Date of the dividends for any shares of Non-Voting Preferred Stock required to be redeemed by paragraph (c), (i) notwithstanding any provision herein to the contrary, the aggregate Non-Voting Redemption Price payable in respect of all shares of Non-Voting Preferred Stock to be redeemed shall be deemed reduced by the amount of accrued and unpaid dividends that the Corporation is prohibited by law from paying, (ii) shares of Non-Voting Preferred Stock to be redeemed on the applicable Redemption Date shall otherwise be redeemed in accordance with the requirements of this paragraph (f), and (iii) the amount of such unpayable accrued and unpaid dividends shall be added in equal amounts per share to the accrued and unpaid dividends on the shares of Non-Voting Preferred Stock remaining outstanding in the hands of the holder thereof. If applicable laws would prohibit the payment in full on the Redemption Date of the Non-Voting Redemption Price for the shares of Non-Voting Preferred Stock required to be redeemed pursuant to paragraph (c), (a) no such shares shall be redeemed, (b) the Corporation shall nevertheless, to the extent legally permissible, pay to the holders of such shares on the final Redemption Date the highest permissible amount per share up to an amount equal to the applicable Liquidation Payment less $1.00, (c) the Non-Voting Redemption Price and applicable Liquidation Payment of each such share shall thereupon be reduced by the amount per share so paid pursuant to the immediately preceding clause (b), (d) the Corporation shall purchase and redeem all such shares on the soonest next date on which dividends are required to be paid pursuant to paragraph (a) and on which the Corporation is no longer prohibited by law from paying in full the Redemption Price for such shares, and (e) the obligation of the Corporation to pay dividends under paragraph (a) shall continue until all outstanding shares of Non-Voting Preferred Stock are redeemed in accordance with clause (c), except that dividends thereafter payable with respect to outstanding shares of Non-Voting Preferred Stock shall be reduced by the same percentage reduction as the percentage reduction in the Redemption Price that takes place pursuant to this paragraph (f). In no event shall the Corporation purchase or

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     redeem the last share of Non-Voting Preferred Stock held by any holder unless the Corporation shall have paid to the last holder of Non-Voting Preferred Stock all accrued and unpaid dividends on all shares of Non-Voting Preferred Stock held by such holder at any time.

          (g) Voting Rights. The Non-Voting Preferred Stock shall not have voting rights except as expressly required by law or on any amendment to this Amended and Restated Certificate of Incorporation to alter or change the respective powers, designations, preferences or special rights of the shares of such Non-Voting Preferred Stock.

     IV.  Definitions.

     "Credit Agreement" means that certain Credit Agreement, dated as of November 7, 1996, among Motors and Gears Industries, Inc., various banks named therein and Bankers Trust Company, as agent, as amended, refinanced, or replaced.

     "Early Redemption Event" means any of the following which occur prior to March 31, 2002: (i) the sale by the Corporation or its stockholders of shares of Common Stock pursuant to a registration statement (other than a registration statement on Form S-4 or S-8, or any successor form thereto) that is filed and declared effective under the Securities Act of 1933, as amended, and provides for an aggregate public offering involving gross proceeds of at least $25,000,000, (ii) the closing of any merger, combination, consolidation or similar business transaction involving the Corporation in which the holders of Common Stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person in such transaction immediately after such closing, (iii) the closing of any sale or transfer by the Corporation of all or substantially all of its assets to an acquiring person in which the holders of Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closings, or (iv) the closing of any sale by the holders of Common Stock of an amount of Common Stock that equals or exceeds a majority of the shares of Common Stock immediately prior to such closing to a person in which the holders of the Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

     "Early Redemption Price" shall equal the sum of (i) the Liquidation Value of the Preferred Stock immediately prior to the closing of the Early Redemption Event plus (ii) the present value of 80% of the projected Net Income (Loss) of the Corporation for the period between such closing and March 31, 2002, with such present value determined using a discount rate equal to the weighted average cost of indebtedness representing borrowed money of the Corporation at the time of the Early Redemption Event, provided, that the amount in this clause
(ii) will not be less than zero. The projected Net Income (Loss) will be (i) determined by the Board of Directors of the Corporation in its reasonable good faith based upon the projections of the Corporation's financial results which shall be calculated on the basis of management's good faith and reasonable assumptions and (ii) calculated without giving effect to the Early Redemption Event and any related refinancing, recapitalization or other transactions.

     "Jordan Industries Indentures" means each of Jordan Industries, Inc.'s Indentures, dated July 15, 1993, in respect of the 10-3/8% Senior Notes due 2005 and the 11-3/4% Senior Subordinated Discount Debentures due 2005, and dated April 2, 1997, in respect of the 11-3/4% Series A and Series B Senior Subordinated Discount Debentures due 2009, as each such Indentures are amended, refinanced or replaced.

     "Liquidation Value" of all of the shares of Preferred Stock will be equal to the sum of (i) $42.0 million plus (ii) (A) for the period from March 31, 1997 through March 31, 2002, 80% of the cumulative Net Income (Loss) for such period, so that, if such Net Income (Loss) is positive and reflects profits the Liquidation Value will be increased on a dollar-for-dollar basis and if such Net Income (Loss) is negative and reflects losses, the Liquidation Value will be decreased on a dollar-for-dollar basis, and (B) for the period from March 31, 2002 and thereafter, the amount of any preferred dividends thereon not paid on any Dividend Payment Date, whether or not declared, which shall be added to the Liquidation Value at such Dividend Payment Date; provided that, and notwithstanding the foregoing, upon, in connection with and after the Early Redemption Date, the Liquidation Value of the Preferred Stock shall be the Early Redemption Price and the amount of any preferred dividends thereon not paid on any subsequent Dividend Payment date, whether or not declared, which shall be added to such Liquidation Value as of such Dividend Payment Date. The Liquidation Value of each share of Preferred Stock will be the result of the Liquidation Value of all of the outstanding Preferred Stock divided by the number of outstanding shares of Preferred Stock.

     The "Liquidation Value" of each share of Non-Voting Preferred Stock will be equal to the sum of $1,000 plus the amount of any preferred dividends thereon not paid on any Dividend Payment Date. There will be added to the Liquidation Value of each share of Non-Voting Preferred Stock as of any Dividend Payment Date, the amount of any preferred dividends thereon payable on such share on that Divided Payment Date but not paid on that Dividend Payment Date, whether or not such dividends are declared.

     "Net Income (Loss)" means, for any period, the cumulative consolidated net income (or net loss), of the Corporation and its subsidiaries, after (i) giving effect to preferred dividends (whether accrued or paid) in respect of the Non-Voting Preferred Stock, (ii) excluding any effect, reduction or charge to preferred dividends (whether accrued or paid) in respect of the Preferred Stock, and (iii) excluding any effect, reduction or charge relating to the Early Redemption Transaction and related refinancing, recapitalization or other transactions. Net Income (Loss) will be determined by the Board of Directors of the Corporation by reference to the consolidated financial statements of the Corporation for the applicable period, prepared in accordance with generally accepted accounting principles, consistently applied.

     "Senior Note Indenture" means that certain Indenture, dated as of November 7, 1996, among Motors and Gears, Inc. and Fleet National Bank, as Trustee, relating to the Series A and

Series B 10 3/4% Senior Notes due 2006 of Motors and Gears, Inc., as amended, refinanced or replaced.

     FIFTH:

     1. Limits of Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this ARTICLE FIFTH shall eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which a director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this ARTICLE FIFTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

     2. Indemnification. The Corporation shall indemnify, in accordance with the By-laws of the Corporation, to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action. suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors or (ii) the indemnification does not relate to any liability arising under Section 16 (b) of the Securities Exchange Act of 1934, as amended, or any of the rules or regulations promulgated thereunder. Such indemnification in not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section (2) shall be deemed to be a contract between the Corporation and each person referred to herein.

     If a claim under Section (2) of this ARTICLE FIFTH is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and Section 2 of this ARTICLE

FIFTH for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE FIFTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of incorporation, by-law, agreement, contract, vote of stockholders or disinterested directors, or otherwise.

     3. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.

     4. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this ARTICLE FIFTH, the GCL, or otherwise.

     5. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of this Certificate of Incorporation or the by-laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE FIFTH or the rights or any protections afforded under this ARTICLE FIFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

     SIXTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-laws applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     SEVENTH:

     1. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than three (3) nor more than seven (7). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

     2. Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filed by majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

     3. Removal. Any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

     EIGHT: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2) The directors shall have the power to make, adopt, alter, amend, change, add to or repeal the By-laws of the Corporation.

          (3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

     NINTH:

     1. Stockholder Meetings: Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware an the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

     2. Special Stockholders Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

     3. No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     TENTH: The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.

     ELEVENTH:  The Corporation expressly elects not to be governed under
Section 203 of the GCL.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Assistant Secretary.


                                    MOTORS AND GEARS HOLDINGS, INC.


                                       /s/ Thomas H. Quinn
(Corporate Seal)                    By _________________________________
                                       Name: Thomas H. Quinn
                                       Title: Chief Executive Officer


ATTEST:


   /s/ James B. Carlson
By ___________________________
   Name: James B. Carlson
   Title: Assistant Secretary